EXHIBIT 5.1

[Walgreens Boots Alliance, Inc. Letterhead]

Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, Illinois 60015

December 31, 2014

Ladies and Gentlemen:

A Registration Statement on Form S-8 (the “Registration Statement”) is being filed on or about the date of this letter with the Securities and Exchange Commission (the “Commission”) by Walgreens Boots Alliance, Inc., a Delaware corporation (the “Company”) to register (a) shares of common stock, par value $.01 per share (the “Common Stock”), of the Company (the “Shares”) issuable from time to time in connection with awards granted under the: (i) Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan; (ii) Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan; (iii) Walgreen Co. Executive Stock Option Plan, as assumed by the Company; (iv) Walgreen Co. Long-Term Performance Incentive Plan, as assumed by the Company; (v) Share Walgreens Walgreen Co. Stock Purchase/Option Plan, as assumed by the Company; (vi) drugstore.com, inc. 2008 Equity Incentive Plan, as assumed by the Company; and (vii) drugstore.com, inc. 1998 Stock Plan, as assumed by the Company; and (b) deferred compensation obligations (the “Obligations”) under the Walgreens Boots Alliance, Inc. Executive Deferred Profit Sharing Plan (collectively, the “Plans”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

I have acted as counsel to the Company in connection with the Registration Statement. In rendering this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the Plans, the corporate records of the Company, such other documents, and matters of law which I have deemed relevant or necessary as the basis for the opinion as hereinafter set forth. In rendering this opinion, I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions, and limitations stated herein, it is my opinion that (a) the Shares will be, upon issuance, duly authorized, and, when the Shares have been issued in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable and (b) the Obligations will be, upon issuance, legally valid and binding obligations of the Company, except as may be limited by the applicability or effect of (i) any bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, or (ii) general principles of equity, including, without limitation, concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

This opinion is limited to the federal laws of the United States, the laws of the State of Illinois, and the General Corporation Law of the State of Delaware (including the statutory provisions, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and I express no opinion with respect to any other laws. This opinion is rendered as of the date above and I disclaim any obligation to advise you of facts, circumstances, events or developments which may alter, affect or modify the opinion expressed herein.

I consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. I do not, in giving such consent, admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Thomas J. Sabatino, Jr.
Thomas J. Sabatino, Jr.
Executive Vice President, Global Chief Legal and Administrative Officer and Corporate Secretary